UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2013

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement

Supplemental Indenture

On March 1, 2013, Station Casinos LLC (the “Company”), certain of the Company’s subsidiaries that guarantee the Company’s Senior Notes due 2018 and Wells Fargo Bank, National Association, as trustee, executed a Supplemental Indenture (the “Supplemental Indenture”) dated as of March 1, 2013, supplementing the Indenture, dated as of January 3, 2012 and supplemented as of February 22, 2012 (the “Old Notes Indenture”), that was executed by such parties with respect to the Company’s Senior Notes due 2018 (the “Old Notes”).  The Supplemental Indenture eliminates substantially all of the restrictive covenants contained in the Old Notes Indenture and shortens the required notice period to holders in the event of a redemption of the Old Notes.

The foregoing description of the Supplemental Indentures is not complete and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached as Exhibit 4.1and is incorporated herein by reference.

Indenture

On March 1, 2013, the Company issued $500 million aggregate principal amount of  7.50% Senior Notes due 2021 (the “New Notes”) pursuant to an indenture, dated as of March 1, 2013 (the “New Notes Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee.  Interest on the New Notes will be paid every six months in arrears on March 1 and September 1, commencing September 1, 2013.

The New Notes and the guarantees are the Company’s and the Guarantors’ general senior unsecured obligations. The New Notes and the guarantees rank equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and the Guarantors’ future subordinated debt. The New Notes and the guarantees are effectively junior to any of the Company’s and the Guarantors’ existing and future debt that is secured by senior or prior liens on the collateral, including indebtedness under the Company’s new $1,625.0 million term loan and $350.0 million revolving credit facility (the “New Credit Facility”) and other secured debt permitted to be incurred pursuant to the terms of the New Notes Indenture, to the extent of the value of the collateral securing such obligations. The New Notes and the guarantees are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries that do not guarantee the New Notes.

On or after March 1, 2016, the Company may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the New Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

Year	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

If the Company experiences certain change of control events (as defined in the New Notes Indenture), it must offer to repurchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the New Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The New Notes Indenture contains certain covenants limiting, among other things, the Company’s and its restricted subsidiaries’ ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•                  pay dividends or distributions (other than customary tax distributions) or make certain other restricted payments or investments;

•                  incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the New Notes or the guarantees;

•                  create liens;

•                  transfer and sell assets;

•                  merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;

•                  enter into certain transactions with affiliates;

•                  engage in lines of business other than its core business and related businesses; and

•                  create restrictions on dividends or other payments by our restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the New Notes Indenture.  The New Notes Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such New Notes to be declared due and payable.

The foregoing description is qualified in its entirety by reference to the full text of the New Notes Indenture, filed as Exhibit 4.2 hereto and incorporated by reference herein.

New Credit Facility

On March 1, 2013, the Company also entered into the New Credit Facility, consisting of a $1,625.0 million term loan and $350.0 million revolving credit facility. Approximately $50.0 million will be drawn under the new revolving credit facility at closing. The Company’s obligations under the revolving credit facility will mature on March 1, 2018 and the Company’s obligations under the term loan facility will mature on March 1, 2020.  The following is a summary of the terms of the New Credit Facility.

The interest rate per annum applicable to the term loan under the New Credit Facility is, at the Company’s option, either (i) LIBOR plus up to 4.00%, or (ii) a base rate, which is the “prime rate” of interest in effect on the day of the borrowing request as announced by Deutsche Bank AG New York Branch, plus up to 3.00%.  The interest rate per annum applicable to the revolving loan under the New Credit Facility is, at the Company’s option, either (i) LIBOR plus up to 3.50%, or (ii) a base rate, which is the “prime rate” of interest in effect on the day of the borrowing request as announced by Deutsche Bank AG New York Branch, plus up to 2.50%.

The New Credit Facility is secured by pledges of all of the equity of the Company and substantially all of the Company’s personal property assets and substantially all personal property assets of each subsidiary that guaranties the New Credit Facility, and mortgages on the real property and improvements owned or leased by certain of the Company’s subsidiaries.  Borrowings under the New Credit Facility are guaranteed by all of the Company’s existing and future restricted subsidiaries.

The credit agreement governing the New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the subsidiary guarantors to incur additional indebtedness or become a guarantor; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries or modify its line of business. The credit agreement governing the New Credit Facility also includes certain financial covenants in connection with the revolving credit facility, including the requirements that the Company maintain throughout the term of the New Credit Facility and measured as of the end of each fiscal quarter, a maximum total leverage ratio and a minimum interest coverage ratio, provided that a default of the financial ratio covenants shall only become an event of default under the term loan facility if the lenders providing the revolving credit facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

The credit agreement governing the New Credit Facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts; the inaccuracy of certain representations and warranties; the failure to perform or observe certain covenants; a cross-default to other indebtedness of the Company, including the New Notes; certain events of bankruptcy or insolvency; certain ERISA events; the invalidity of certain loan documents; certain changes of control; and certain material adverse changes. If any event of default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

The foregoing description is qualified in its entirety by reference to the full text of the credit agreement governing the New Credit Facility, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “Indenture” in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.                                        Other Events

On March 1, 2013, the Company issued a press release announcing that it has successfully completed its previously announced offering of $500 million in aggregate principal amount of 7.50% Senior Notes due 2021. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

On March 1, 2013, the Company issued a press release announcing the completion and settlement of its previously announced cash tender offer and consent solicitation for any and all outstanding Old Notes (the “Tender Offer”).  Holders of 100% of the Company’s Old Notes have tendered such Notes and submitted consents to the proposed amendments to the indenture governing such Notes, eliminating substantially all of the restrictive covenants contained in such indenture and shortening the required notice period to holders in the event of a redemption.  A copy of the press release is furnished as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits

(d)                                 Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
4.1	Supplemental Indenture dated as of March 1, 2013, by and among Station Casinos LLC, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee.

4.2	Indenture dated as of March 1, 2013, by and among the Company, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee.

10.1

Credit Agreement dated as of March 1, 2013, by and among the Company, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

99.1	Press Release dated March 1, 2013, regarding the completion of the Company’s refinancing transactions.

99.2	Press Release dated March 1, 2013, regarding the completion of the Company’s tender offer for its Senior Notes due 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date:	March 1, 2013	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President, Chief Financial
Officer and Treasurer